DATARAM PRESS RELEASE

Dataram Contact:
Mark Maddocks
Vice President-Finance, CFO
609-799-0071
intro @dataram.com

Investor Contact:
Joe Zappulla
Wall Street Consultants Corp.
212-618-4100
JZappulla @WallStreetIR.com



         DATARAM REPORTS 2006 FOURTH QUARTER AND FISCAL YEAR
                         FINANCIAL RESULTS

Board of Directors Declares Regular Quarterly $0.06 Per Share
Dividend

PRINCETON, N.J. May 31, 2006 ? Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal fourth quarter and full year ended April 30, 2006. Revenues for the quarter were $8.8 million, which compares to $15.1 million for the fourth quarter of the prior fiscal year. Revenues for fiscal 2006 were $41.8 million versus $65.7 million for the prior fiscal year. Prior fiscal year fourth quarter and full year revenues included sales of approximately $3.7 million and $21.9 million, respectively, to one customer compared to zero and $3.0 million for the comparable current year periods.

Net earnings for the fourth quarter were $83,000 or $0.01 per diluted share, compared to $3.9 million or $0.44 per diluted share for the fourth quarter of fiscal 2005, which included (i) an income tax benefit of approximately $2.9 million related to a reversal of the Company?s valuation allowance for its net operating loss carryforwards and (ii) $460,000 of pretax severance charges related to staff reductions. For fiscal 2006, the Company reported net earnings of $2.8 million or $0.31 per diluted share, which includes a pre-tax gain of $1.9 million from the sale of the Company?s undeveloped land. This compares to prior year net earnings of $6.7 million or $0.74 per diluted share, which included the income tax benefit and severance charges noted above.

Gross margins during the fourth quarter and current fiscal year were approximately 28 percent and 30 percent, respectively, which compares to 28 percent and 24 percent for the comparable prior periods. The Company considers 25 percent gross margins with quarterly fluctuations of as much as 3 percent to be normal. Engineering and selling, general and administrative costs were $2.5 million in the current quarter, down from $3.2 million during fourth quarter of the prior fiscal year. Fiscal 2006 engineering and selling, general and administrative costs totaled $10.3 million versus $12.0 million in fiscal 2005.

Mark Maddocks, Dataram?s vice president of finance and CFO, stated, ?The Company?s backlog increased to $964,000 from $635,000 in the third quarter of fiscal 2006. Our balance sheet remains strong with a current ratio of 8.9 and includes $14 million or $1.65 per share in cash and cash equivalents. As we utilize the remainder of our deferred tax assets, we will continue to make cash payments for income taxes at an approximate rate of 7 percent of pretax earnings in the upcoming fiscal year while we use an effective tax rate for financial reporting purposes of approximately 38 percent. At April 30, 2006, there were 8,487,396 common shares outstanding.?

Robert V. Tarantino, Dataram?s chairman and CEO commented, ?Our order rate in the fourth quarter was consistent with the prior quarter as evidenced by the increase in our backlog. We recognize that our Company has significant operating leverage and that achieving top line growth is our most important priority. To that end, we have focused our sales and marketing resources back on the underlying principals that built Dataram?s compatible memory business. From a resource standpoint, we have expanded our domestic sales team, adding eight professionals. We will utilize the additional capacity to reinforce our value proposition at the end-user level. This level of customer relationship is key to facilitating the role of our value-added resellers by creating demand at the source. With this strategy and additional capacity we expect to expand our customer base of large corporate end users and value-added resellers. While we have increased our selling capacity, our overall cost structure will remain materially unchanged.?

Mr. Tarantino concluded, ?Our financial condition is strong and we are highly liquid. Today, the Company?s board of directors declared a quarterly dividend of $0.06 cents per common share. The dividend will be payable on June 28, 2006, to shareholders of record as of June 14, 2006.?

As announced in a press release dated May 24, 2006, Dataram will conduct a conference call today at 4:30 p.m. (EDT) to present its fourth quarter and full year financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 877-690-6769 providing the following reservation number: 21293802. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through Vcall
at www .vcall.com.   A replay of the call will be available
approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 39 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www .dataram.com


The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company?s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http: //www.sec.gov.







               ????? Financial Tables Follow ?????


                          DATARAM CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except per share amounts)
                                       (Unaudited)

                                  Fourth Quarter Ended    Twelve Months Ended
                                        April 30,               April 30,
                                  _____________________   ___________________
                                    2006       2005        2006       2005


Revenues                           $  8,773  $   15,140  $   41,795  $   65,684
Costs and expenses:
 Cost of sales                        6,306      10,839      29,458      49,816
 Engineering and development            289         352       1,136       1,300
 Selling general and administrative   2,244       2,894       9,194      10,653
                                   ________  __________  __________  __________
                                      8,839      14,085      39,788      61,769

Earnings (loss) from operations         (66)      1,055       2,007       3,915

Other income                            181          25       2,431         202
                                   ________  __________  __________  __________

Earnings before income taxes            115       1,080       4,438       4,117

Income tax provision (benefit)           32      (2,795)      1,666      (2,598)
                                   ________  __________  __________  ___________

Net earnings                     $       83  $    3,875  $    2,772  $    6,715
                                 ==========  ==========  ==========  ==========

Net earnings per share:

 Basic                           $     0.01  $     0.46  $     0.33  $     0.78
                                 ==========  ==========  ==========  ==========


 Diluted                         $     0.01  $     0.44  $     0.31  $     0.74
                                 ==========  ==========  ==========  ==========


Average number of shares
outstanding:

 Basic                                8,487       8,500       8,447       8,571
                                 ==========  ==========  ==========  ==========

 Diluted                              8,838       8,877       8,821       9,112
                                 ==========  ==========  ==========  ==========






                       DATARAM CORPORATION AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (In thousands)
                                    (Unaudited)


                                             April 30, 2006      April 30, 2005

ASSETS
Current assets
 Cash and cash equivalents                  $        14,044     $         9,281
 Trade receivables, net                               4,893               8,397
 Inventories                                          2,189               2,369
 Deferred income taxes                                1,365               3,258
 Note receivable                                      1,538                   0
 Other current assets                                    80                 130
                                             ______________      ______________
  Total current assets                               24,109              23,435

Deferred income taxes                                 1,176                 630

Property and equipment, net                             846               2,028

Other assets                                            105                  54
                                             ______________      ______________

Total assets                                $        26,236     $        26,147
                                             ==============      ==============


LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities
 Accounts payable                           $         2,057     $         2,528
 Accrued liabilities                                    653               1,438
                                             ______________      ______________
   Total current liabilities                          2,710               3,966

Stockholders equity                                  23,526              22,181
                                             ______________      ______________

Total liabilities and stockholders equity   $        26,236     $        26,147
                                             ==============      ==============